Exhibit 1.01

Columbia Sportswear Company
Conflict Minerals Report
For The Year Ended December 31, 2018

SUMMARY
This Conflict Minerals Report of Columbia Sportswear Company, together with its wholly owned subsidiaries and entities in which it maintains a controlling financial interest (the "Company,” “we,” “us,” or “our”), for the year ended December 31, 2018 is prepared in compliance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Conflict Minerals Rule”). This report is meant to provide transparency on the Company’s sourcing of tantalum, tin, tungsten, and gold (“3TG”) when those minerals are necessary to the functionality or production of the Company's products. The Conflict Minerals Rule refers to the 3TG minerals as “conflict minerals.”

Pursuant to the Conflict Minerals Rule, the Company is required to conduct a good faith reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the 3TG minerals necessary to the functionality or production of the Company's products may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country, collectively defined as the “Covered Countries.” Unless otherwise defined, terms used in this report are defined in the Conflict Minerals Rule.

PART I. COMPANY OVERVIEW
Founded in 1938 in Portland, Oregon, as a small, family-owned, regional hat distributor and incorporated in 1961, the Company has grown to become a global leader in designing, sourcing, marketing, and distributing outdoor and active lifestyle apparel, footwear, accessories, and equipment. The Company has assembled a portfolio of brands for active lives and were sold in approximately 90 countries in 2018. In addition to the Columbia® brand, the Company also owns the SOREL®, Mountain Hardwear® and prAna® brands. To learn more, please visit the brands' websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Our Products
We develop and manage our merchandise in two principal categories: (1) apparel, accessories, and equipment and (2) footwear. We design, develop, market, and distribute apparel, accessories and equipment for men and women under our Columbia, Mountain Hardwear, SOREL, and prAna brands, and for youth under our Columbia brand. In addition, we design, develop, market, and distribute footwear products for men, women, and youth under our Columbia and SOREL brands.

Our Sourcing and Manufacturing
We do not own or operate manufacturing facilities. Virtually all of our products are manufactured to our specifications by contract manufacturers located outside the United States. Our apparel, accessories and equipment are manufactured in 14 countries, with Vietnam and China accounting for approximately 61% of our 2018 apparel, accessories and equipment production. Our footwear is manufactured in three countries, with China and Vietnam accounting for substantially all of our 2018 footwear production.

Many of the products that we manufacture are highly technical and typically include components and trims from many suppliers. We maintain contracts with most of our finished good suppliers and a number of our trim and component suppliers. While we may direct our vast network of finished good suppliers to use specific component and trim suppliers, in some cases we may not have direct contractual relationships with the trim and component suppliers used by our finished goods suppliers. Generally, there are multiple tiers of suppliers between the 3TG smelters, refiners and mines and our direct finished-good suppliers.

PART II. CONFLICT MINERALS PROGRAM

Conflict Minerals Program Overview
At the Company, we value responsible manufacturing practices and are committed to working with manufacturing partners who share these values. We follow the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas framework developed by the Organisation for Economic Co-operation and Development (“OECD”) in conducting inquiries to determine whether our products include conflict minerals from the Covered Countries. In addition, we are involved in industry task forces that collaborate among numerous industry groups impacted by the Conflict Minerals Rule.

Conflict Minerals Policy
We have adopted a position statement (“Policy”), commonly referred to as a conflict minerals policy by our industry peers, regarding the sourcing of 3TG minerals. Our Policy is publicly available on our website at www.columbia.com in the Corporate Responsibility section of the website.

We expect all of our suppliers to avoid the use of 3TG from non-certified sources. Our Policy creates an expectation for suppliers to establish their policies, due diligence frameworks and management systems to be consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Specifically, we expect suppliers to maintain records on the source and chain of custody for all 3TG minerals used in the manufacturing of our products. In addition, we may require suppliers to provide information with respect to their supply chain to allow us to provide transparent disclosure consistent with the Conflict Minerals Rule. Our Policy applies to all of our suppliers and licensees, as well as their subsidiaries and affiliates. Each supplier providing product, trims or components to the Company (or who otherwise contracts to brand products with a Company-owned trademark) that include 3TG minerals is expected to:

•	Maintain adequate records regarding its supply chain sources, including adequate contact information;

•	Cooperate with the Company and respond in a timely manner to information requests by the Company with respect to the supplier’s sources of 3TG minerals; and

•	Certify, upon the Company’s request, the sources of supplier’s 3TG minerals.

As we enter into new contracts or renew existing contracts with suppliers, we expect suppliers to comply with our Policy and to cooperate with our efforts to identify the sources of 3TG minerals found in the products we purchase from them.

Contacting the Company
We have established a process to allow interested parties to contact us with questions, comments or concerns regarding our Policy or practices. The product category units contained in this report are aggregated at the product category or highest level. For inquiries regarding a particular product style, our conflict minerals group may be reached by email at cm@columbia.com.

Scope of Review
This report covers apparel, accessories, and equipment and footwear products manufactured for the Company in 2018, other than products specifically excluded as noted below. In accordance with the Conflict Minerals Rule and industry guidance, we determined that certain items were excluded from reporting, including point-of-purchase displays, prototypes, packaging, hangers, and samples. In addition, we made determinations with respect to the exclusions from our scope of review of certain dyes, biocides and fungicides included in certain products that are not indicated to include 3TG minerals. We also excluded from the scope of our report the following products because we do not believe we contract to manufacture the products:

•	Certain products manufactured by third-party licensees under trademark license agreements;

•
Products manufactured pursuant to agreements for which the Company has limited control over the content or manufacturing of the product, including certain products manufactured by its distributors for distribution in markets in their designated territory; and

•	Certain products sourced through sourcing agents.

Based on this scope of review, we conducted a RCOI and due diligence as described in Part III of this report.

PART III. REASONABLE COUNTRY OF ORIGIN INQUIRY AND DUE DILIGENCE

Design of Program
We designed our conflict minerals compliance program to conform in all material respects with the framework presented by the OECD in the publication OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Due to the complexity and size of our supply chain, we developed a risk-based approach that focused on suppliers that we believed were likely to provide us with trims, components or finished goods containing 3TG minerals.

Efforts to Determine Country of Origin
Under our RCOI, we requested that all suppliers identified as providing trims, components or finished goods that could possibly include 3TG minerals provide information to us regarding their 3TG mineral use and smelters and refiners (“SORs”) sources using the Conflict Mineral Reporting Template (“CMRT”). The CMRT was developed by the Responsible Minerals Initiative (the “RMI”) to collect data and facilitate disclosure of information regarding SORs that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, its due diligence process and information about its supply chain, such as the names and locations of SORs, as well as the origin of 3TG minerals used by those facilities. We believe adoption of this form facilitated a more consistent result in the information we received from suppliers who are likely responding to the requests from many other manufacturers and that use of the CMRT represents our reasonable efforts to determine the country of origin of 3TG minerals in our supply chain. In large part, we must rely on the cooperation of other parties in our supply chain to report on compliance with the Conflict Minerals Rule.

Due Diligence Measures Performed
We designed our due diligence framework to conform in all material respects with the OECD’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which is described below.

1. Management Systems
The Company has established a management system consisting of a framework of policies, processes and controls and an organizational structure that supports our efforts to ensure compliance with the Conflict Minerals Rule. These are further described below.

Internal Team
We have a conflict mineral group that collaborates with key senior executives and subject matter experts from functions such as manufacturing, materials research, legal, and finance to ensure execution of our management system. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Vice President of Corporate Responsibility. Execution of the program is managed by the corporate responsibility department and is based upon OECD established guidelines.

Control systems
Our control structure includes:

•	A documented Policy approved by executive management related to our sourcing of 3TG minerals;

•	Internal and supplier training programs covering the Company’s conflict minerals program requirements;

•	A centralized project team with senior management support from the corporate responsibility, legal, finance, materials research, and manufacturing departments;

•	Engagement of a third-party service provider to assist in conducting a RCOI and following up on due diligence;

•	Designated personnel in the regional offices to manage communication between suppliers and the Company’s third-party service provider when needed;

•	Language in our Policy establishes the expectation that our suppliers avoid use of non-certified 3TG minerals;

•
A conflict minerals contract clause that creates an expectation for suppliers and their subcontractors to adhere to our Policy, which requires suppliers to provide us with information about their sources of 3TG minerals;

•	Periodic updates to the executive management team as considered necessary; and

•	An established grievance mechanism included in the Company's Policy to direct questions or concerns about its conflict minerals program to a specific email address.

Maintenance of records
We have established a central repository for information in order to facilitate access and retention of records. A retention policy is in place to ensure that relevant materials are preserved for appropriate periods.

Supplier Engagement
In 2018, our Policy and requirements were communicated to 59 active Tier 1 suppliers across our supply chain. Training documentation was provided to these targeted suppliers to share general information about the Conflict Minerals Rule along with our requirements to suppliers regarding this obligation. We engaged a third-party service provider to assist in this communication, our RCOI and our due diligence. This assistance included answering any questions that suppliers had about the CMRT or any other due diligence requests from us. While most of our inquiries are directed to our indirect trim and component suppliers, in some cases, we must rely on our direct suppliers to work with their upstream suppliers so that they may provide us with accurate information about the origin of 3TG minerals in the trims and components included in the finished goods we purchase. When needed, we have leveraged our existing foreign liaison offices to facilitate engagement with our suppliers, including support in answering questions about the training materials and the third-party service provider’s role in our efforts to comply with the Conflict Minerals Rule requirements. As part of our program, we required suppliers to complete (i) the CMRT, disclosing a high-level assessment of the supplier’s use of 3TG minerals and (ii) a SORs list, documenting the supplier’s source of 3TG minerals, as cross referenced against the Responsible Minerals Assurance Program ("RMAP").

2. Identify and Assess Risk in the Supply Chain
In accordance with the OECD framework, we implement a risk-based approach to ensure compliance with the Conflict Minerals Rule. Our program includes control mechanisms to identify and address risks inherent to our supply chain that could affect our efforts to comply with the Conflict Minerals Rule. These risks include:

•	Major changes in the Company's operating processes or foreign sourcing operations;

•	Inaccurate classification of materials and trims that may result in incorrect final report results;

•
Inaccuracy of the Company's suppliers' databases and appropriate contacts that are specific to the conflict minerals program, and inability to accurately identify all local manufacturing and licensing arrangements specific to regions outside the United States;

•	Introduction of new product lines, products or other business activities;

•	Disruption of the Company's information systems or incompatibility of its systems with its suppliers’ systems;

•	Adequacy of internal controls to prevent noncompliance with the Conflict Minerals Rule;

•	Timeliness, completeness and availability of supply chain information following business acquisitions; and

•	Adverse impacts to the Company’s relationships with its suppliers due to costs and burden of compliance.

Other external factors that could affect our conflict minerals activities include:

•	Changes or developments in legislation, regulations, rulings, and court decisions;

•
Reliability of representations by suppliers indicating the facility at which its conflict minerals were processed and accuracy in demonstrating that those conflict minerals did not originate in the Covered Countries or came from recycled or scrap sources; and

•	Supplier’s inability or unwillingness to provide the necessary information on a timely basis or at all.

Survey Process and Results
Our conflict mineral reporting process involves:

•	Identifying trims and components used in the Company's products that could contain 3TG minerals;

•	Reviewing, when available, the bill of materials for trims and components that could contain 3TG minerals;

•	Identifying suppliers of trims and components or finished goods that could incorporate materials that could contain 3TG minerals;

•	Establishing suppliers that are included in the scope of the Company's 3TG minerals reporting process in accordance with the Conflict Minerals Rule; and

•
Instructing the Company's third-party service provider to request completion of the CMRTs from finished good and component suppliers to determine if these suppliers have product that potentially contains 3TG minerals from Covered Countries.

Our third-party service provider requested completed CMRTs of 59 suppliers, representing primarily trim and component suppliers. We received responses from 58 suppliers, for a response rate of 98%. Of the responding suppliers, 17% indicated one or more of the 3TG minerals were necessary to the functionality or production of the products they supplied to the Company. We have classified each of our 58 reporting suppliers as set forth below:

•
Level 3 - Zero suppliers were determined to have one or more SORs which the supplier has indicated are known to source from a Covered Country, but which are not certified by a recognized body as conflict-free;

•
Level 2 - Zero suppliers were determined to have one or more SORs which the supplier has indicated are known to source from a “Level 2 Country” (low to medium risk countries with some known or plausible involvement in smuggling, export or transit or minerals out of conflict affected regions), but are not certified as conflict-free;

•
Smelter Data Variance - Two suppliers (i) listed the name of one or more SORs that is not recognized as a SOR by our third-party service provider, or the SOR is listed for a metal it is not known to process, or (ii) the supplier may have answered “Yes” to CMRT Question 3 but none of the SORs listed in the CMRT is known to source from a Covered Country;

•	Inconsistent - Two suppliers provided inconsistent information;

•
No Conflict Concern - Six suppliers were determined to present no conflict concern because all SORs are not within (or sourcing from within) the Covered Countries, or because all SORs in (or sourcing from) the Covered Countries are certified conflict-free for the declared metal(s) or all SORs are exclusive recyclers/scrap; and

•	No 3TG - 48 suppliers responded that they do not use 3TG in their products.

We focused on communication and coordination with our suppliers who fell under the Smelter Data Variance and Inconsistent categories. We had no suppliers that fell under the Level 3 or Level 2 classification. Approximately 68% of the responses received provided data at a company level. The remaining suppliers declared that information was provided either at a product level or in a user defined category. Given that the majority of the responses were made at the company level, some of the 3TG and related SORs identified in the responses may not specifically relate to our products. For instance, certain gold SORs were identified by suppliers who responded at the company level. However, to our knowledge, gold is not present in our products and there were no responses specific to our products indicating otherwise.

Our third-party service provider reviewed the supplier responses against risk factors and criteria they developed to determine which suppliers fell under a particular response classification. Supplier responses were evaluated for plausibility, gaps and inconsistencies within the data reported by those suppliers, as well as incomplete SORs information. Additional supplier contacts were conducted to attempt to resolve the following quality control flags:

•	One or more SORs were listed for an unused metal;

•	SOR information was not provided for a used metal, or SOR information provided was not a verified metal processor;

•	Supplier answered yes to sourcing from the Covered Countries, but none of the SORs listed are known to source from the region;

•	Supplier indicated that they have not received conflict minerals data for each metal from all of their relevant suppliers;

•	Supplier indicated they have not identified all of the SORs used for the products included in the declaration scope;

•	Supplier indicated they have not provided all applicable SOR information received; and

•	Supplier indicated 100% of the 3TG for products covered by the declaration originates from scrap/recycled sources, but one or more SORs listed are not known to be exclusive recyclers.

Smelters or Refiners and Country of Origin of 3TG Minerals
Based on our third-party service provider’s analysis, there was an indication of Covered Country sourcing for 15 out of 80 verified SORs identified by the Company's suppliers. For those suppliers that indicated sourcing from Covered Countries, our third-party service provider completed additional investigation to determine the source and chain-of-custody of the regulated metals. If the SOR was not certified under an internationally-recognized program, our third-party service provider attempted to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its mineral ores. Relevant information in its reviews include: whether the SOR has a documented, effective and communicated conflict-free policy, a system to support a mass balance of materials processed and traceability documentation. Research was performed to analyze any additional information regarding the SOR’s sourcing practices. Up to three contact attempts were made by our third-party service provider to SORs to gather information on mine country of origin and sourcing practices.

The following table lists the 15 SORs with indications of Covered Country sourcing, along with the associated countries of origin and the relevant certification status. Our third-party service provider relied on the following internationally accepted audit standards to determine which SORs are considered conflict-free: the RMAP, the London Bullion Market Association Good Delivery Program (“LBMA”) and the Responsible Jewelry Council Chain-of-Custody Certification (“RJC”).

Metal	Official SOR Name	Conflict-Free Certifications	Country of Origin
Gold	Asaka Riken Co., Ltd.	RMAP	Burundi, Rwanda
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, RMAP	DRC- Congo (Kinshasa), Zambia
Tin	CV United Smelting	RMAP	Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda
Tin	CV Venus Inti Perkasa	RMAP	Congo (Brazzaville)
Tin	EM Vinto	RMAP	Congo (Brazzaville), DRC- Congo (Kinshasa)
Tin	Malaysia Smelting Corporation (MSC)	RMAP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), South Sudan, Tanzania, Uganda, Zambia
Tin	Metallo Belgium N.V.	RMAP	DRC- Congo (Kinshasa)
Gold	Mitsubishi Materials Corporation	LBMA, RMAP	Congo (Brazzaville)
Gold	Nihon Material Co., Ltd.	LBMA, RMAP	DRC- Congo (Kinshasa), Rwanda
Tin	Operaciones Metalurgical S.A.	RMAP	DRC- Congo (Kinshasa)
Tin	PT Bangka Tin Industry	RMAP	DRC- Congo (Kinshasa)
Tin	PT Bukit Timah	RMAP	DRC- Congo (Kinshasa)
Tin	PT Stanindo Inti Perkasa	RMAP	DRC- Congo (Kinshasa)
Tin	PT Tinindo Inter Nusa	RMAP	DRC- Congo (Kinshasa), Rwanda
Tin	Thaisarco	RMAP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia

Our third-party service provider also assigned red flags to SORs where there was evidence of sourcing from an OECD Level 2 country, or evidence of sourcing from countries which have unknown reserves for a given metal. The following are the SORs with an indication of sourcing from an OECD Level 2 country, along with the associated countries of origin and relevant certification status:

Metal	Official SOR Name	Conflict-Free Certifications	Country of Origin
Gold	Asaka Riken Co., Ltd.	RMAP	Mozambique
Gold	Heimerle + Meule GmbH	LBMA, RMAP	Mozambique, South Africa
Gold	Heraeus Metals Hong Kong Ltd.	LBMA, RJC, RMAP	Mozambique, South Africa
Gold	Heraeus Precious Metals GmbH & Co. KG	LBMA, RMAP	United Arab Emirates
Gold	LS-NIKKO Copper Inc.	LBMA, RMAP	South Africa
Tin	Malaysia Smelting Corporation (MSC)	RMAP	Mozambique, Kenya, South Africa
Gold	Metalor Technologies (Suzhou) Ltd.	RJC, RMAP	South Africa
Gold	Mitsubishi Materials Corporation	LBMA, RMAP	Mozambique
Gold	Nihon Material Co., Ltd.	LBMA, RMAP	Mozambique
Gold	Ohura Precious Metal Industry Co., Ltd.	RMAP	South Africa
Tin	PT DS Jaya Abadi	RMAP	Mozambique
Tin	PT Stanindo Inti Perkasa	RMAP	Mozambique

Gold	Tanaka Kikinzoku Kogyo K.K.	LBMA, RMAP	South Africa
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, RMAP	Mozambique

The following table lists the SORs with indications of sourcing from an unknown reserve, along with the associated countries of origin and the relevant certification status:

Metal	Official SOR Name	Conflict-Free Certifications	Country of Origin
Gold	Aida Chemical Industries Co., Ltd.	RMAP	Portugal
Tin	Alpha	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Jersey, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Sweden, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Gold	Asahi Pretec Corp.	LBMA, RMAP	Austria, Belgium, Cambodia, Czech Republic, Djibouti, Estonia, Germany, Hong Kong, Hungary, Ireland, Israel, Luxembourg, Netherlands, Portugal, Singapore
Gold	Aurubis AG	LBMA, RMAP	Germany, Hong Kong
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, RMAP	Germany, Switzerland
Tin	China Tin Group Co., Ltd.	RMAP	Switzerland, United States
Tin	CV Ayi Jaya	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	CV Dua Sekawan	RMAP	No known country of origin.
Tin	CV United Smelting	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	CV Venus Inti Perkasa	RMAP	Canada, Chile, Congo (Brazzaville), Germany, Guyana, Japan, Suriname, Switzerland
Tin	Dowa	RMAP	No known country of origin.

Tin	EM Vinto	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Fenix Metals	RMAP	Kazakhstan, Poland
Tin	Gejiu Jinye Mineral Company	RMAP	No known country of origin.
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	RMAP	No known country of origin.
Gold	Heimerle + Meule GmbH	LBMA, RMAP	Austria, Germany, Hong Kong, Jersey
Gold	Heraeus Metals Hong Kong Ltd.	LBMA, RJC, RMAP	Germany, Hong Kong, Singapore, Switzerland
Gold	Heraeus Precious Metals GmbH & Co. KG	LBMA, RMAP	Germany, Hong Kong, Jersey, Switzerland, United Arab Emirates
Gold	LS-NIKKO Copper Inc.	LBMA, RMAP	Hong Kong, Singapore
Tin	Malaysia Smelting Corporation (MSC)	RMAP
Angola, Argentina, Austria, Belgium, Cambodia, Central African Republic, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Kazakhstan, Kenya, Republic of Korea, Luxembourg, Madagascar, Mozambique, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Suriname, Taiwan, Tanzania, United Kingdom, United States, Zambia, Zimbabwe

Gold	Matsuda Sangyo Co., Ltd.	LBMA, RMAP	Hong Kong
Tin	Metallo Belgium N.V.	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Gold	Metalor Technologies (Hong Kong) Ltd.	LBMA, RJC, RMAP	Hong Kong, Switzerland
Gold	Metalor Technologies (Singapore) Pte., Ltd.	LBMA, RJC, RMAP	Singapore, Switzerland
Gold	Metalor Technologies S.A.	LBMA, RJC, RMAP	Belgium, Hong Kong, Switzerland
Gold	Metalor USA Refining Corporation	LBMA, RJC, RMAP	Switzerland

Tin	Minsur	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	Mitsubishi Materials Corporation	RMAP	Austria, Canada, Hong Kong, Japan, Papua New Guinea
Gold	Nihon Material Co., Ltd.	LBMA, RMAP	Portugal, Switzerland
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	RMAP	Netherlands, Philippines
Gold	Ohura Precious Metal Industry Co., Ltd.	RMAP	Austria, Belgium, Cambodia, Czech Republic, Djibouti, Estonia, Germany, Hungary, Ireland, Israel, Luxembourg, Netherlands, Portugal, Singapore, Switzerland
Tin	Operaciones Metalurgical S.A.	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Philippines, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Aries Kencana Sejahtera	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT ATD Makmur Mandiri Jaya	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Bangka Prima Tin	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Bangka Serumpun	RMAP	No known country of origin.
Tin	PT Bangka Tin Industry	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Belitung Industri Sejahtera	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Bukit Timah	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Poland, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT DS Jaya Abadi	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Mozambique, Namibia, Netherlands, Poland, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Menara Cipta Mulia	RMAP	No known country of origin.

Tin	PT Mitra Stania Prima	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Panca Mega Persada	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Prima Timah Utama	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Rajehan Ariq	RMAP	No known country of origin.
Tin	PT Refined Bangka Tin	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Philippines, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Sariwiguna Binasentosa	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Stanindo Inti Perkasa	RMAP
Argentina, Armenia, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Mozambique, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Sukses Inti Makmur	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Timah (Persero) Tbk Kundur	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Timah (Persero) Tbk Mentok	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Tin	PT Tinindo Inter Nusa	RMAP
Argentina, Austria, Belgium, Cambodia, Canada, Chile, Colombia, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Namibia, Netherlands, Sierra Leone, Singapore, Slovakia, Spain, Suriname, Switzerland, Taiwan, United Kingdom, United States, Zimbabwe

Gold	Royal Canadian Mint	LBMA, RMAP	Germany, Switzerland
Tin	Rui Da Hung	RMAP	Japan, Taiwan
Gold	Tanaka Kikinzoku Kogyo K.K.	LBMA, RMAP	Belgium, Hong Kong, Singapore, Switzerland

Tin	Thaisarco	RMAP
Angola, Argentina, Austria, Belgium, Cambodia, Canada, Central African Republic, Chile, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Ireland, Israel, Ivory Coast, Japan, Kazakhstan, Republic of Korea, Luxembourg, Madagascar, Morocco, Namibia, Netherlands, Poland, Sierra Leone, Singapore, Slovakia, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, United Kingdom, United States, Zambia, Zimbabwe

Gold	Umicore Brasil Ltda.	LBMA, RMAP	Austria
Tin	White Solder Metalurgia e Mineracao Ltda.	RMAP	Germany
Gold	WIELAND Edelmetalle GmbH	RMAP	Germany
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	RMAP	Singapore
Tin	Yunnan Tin Company Limited	RMAP	Belgium, Canada, Ethiopia, Germany, Hong Kong, United States
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, RMAP	Germany, Switzerland

3. Design and Implement a Strategy to Respond to Risks
We have implemented a risk management plan that includes continued communication with our suppliers to enhance and improve the quality of responses and disclosures in future reporting periods. In furtherance of those objectives, we continue to take the following steps to support the due diligence measures to mitigate the risk that the 3TG minerals in our products, directly or indirectly, benefit armed groups in the Covered Countries:

•	Continue to educate our suppliers with an emphasis on suppliers who were classified as Smelter Data Variance or Inconsistent;

•	Evaluate and monitor active suppliers to identify which suppliers provide us with products containing 3TG minerals and need to be included in our information request; and

•	Evaluate and recommend system and process improvements designed to improve tracking, supplier training, supplier identification, reasonable country of origin, and due diligence efforts.

4. Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
We do not typically have a direct relationship with 3TG mineral SORs and therefore do not perform or direct audits of such entities. Our current efforts include cross-referencing SORs identified by our suppliers against recognized conflict-free smelter certification programs. In addition, in connection with our due diligence, for the identified SORs, our third-party service provider consults information concerning independent third-party audits of SORs made available by the RMI, LBMA, and RJC.

5. Report on Supply Chain Due Diligence
We have determined that during 2018, we manufactured or contracted to manufacture products that include 3TG minerals that were necessary to the functionality or production of its products. Based on our RCOI and our due diligence efforts, we determined that only 15 of the SORs identified by our suppliers were known to source from a Covered Country; however, they were all certified by a recognized body as conflict-free. We were unable to determine with certainty whether conflict minerals from the identified SORs were used in our products.

Following the due diligence measures performed, we do not have sufficient information to determine with certainty the source of all of the 3TG minerals in our products or whether those minerals were used directly or indirectly to finance or benefit armed groups in Covered Countries. This Conflict Minerals Report constitutes our annual report on our 3TG minerals due diligence and is available on the Company's investor relations website, http://investor.columbia.com and filed with the Securities and Exchange Commission on Form SD.